BlackRock Insured Municipal Income Trust

FILE #811-21178

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/5/2008	California State	1,750,000,000	450,000

Siebert Brandford Shank & Co., LLC, E.J. De La Rosa & Co., Inc, Stone & Youngberg, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Butler Wick & Co., Inc., Cabrera Capital Markets, LLC, Citi, City National Securities, Inc., DEPFA First Albany Securities LLC, Fidelity Capital Markets Services, First Southwest Company, Goldman, Sachs & Co., Great Pacific Securities, Jackson Securities, JPMorgan, Lehman Brothers, Loop Capital Markets, LLC, Merrill Lynch & Co., Morgan Keegan and Co., Inc., M.R. Beal & Company, Prager, Sealy & Company LLC, RBC Capital Markets, Ramirez & Co., Inc., Rice Financial Products Company, SL Hare Capital, Inc., Southwest Securities Inc., Toussaint Capital Partners, LLC, UBS Securities LLC, Wedbush Morgan Securities, Wells Fargo Institutional Securities, LLC

5/2/2008	San Diego County Water Authority	558,015,000	3,375,000	Goldman, Sachs & Co., Citi, Banc of America Securities LLC, Lehman Brothers, Merrill Lynch & Co.
6/5/2008	BROWARD CNTY FLA SCH BRD CTFS PART	270,560,000	2,000,000

J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., UBS Securities LLC, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, Raymond James & Associates, Inc., Rice Financial Products Company